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Exhibit 10.51

Immunicon Corporation

Employee Non-Compete Agreement

        This Agreement made and entered into as of this 15th day of March, 1999, by and between Immunicon Corporation, a Pennsylvania Corporation (hereinafter referred to as "Immunicon"), and Edward L. Erickson, an individual residing at 6887 Tohickon Hill Road, Pipersville, PA 18947 (hereinafter referred to as "Employee");

        WHEREAS, Immunicon is the owner of and will continue to acquire and use commercially valuable technical and non-technical information relating to biologically active ferrofluids and related high gradient magnetic separation technology (the technology), which is vital to the success of its business, and which includes, but is not limited to, carrying out research and development in the field of biochemistry, immunology, and molecular biology for the purpose of using the technology for in vitro diagnostics products, for therapeutic products, for industrial applications and as the basis of a multi-analytical platform;

        WHEREAS, in order to protect the legitimate business interests of Immunicon, it is necessary for Immunicon to secure its rights in said information either by patents or copyrights, or by maintaining said information secret or confidential (said information being hereafter referred to collectively as "proprietary information of Immunicon");

        WHEREAS, the proprietary information of Immunicon may be in the form of drawings, charts, graphs, manuals, notebooks, reports, models, inventions, formulas, processes, machines, compositions, computer programs, accounting methods, business plans, information systems or other documents and materials;

        WHEREAS, during the period of Employee's employment, Employee may contribute to the development of said proprietary information of Immunicon through innovations, including inventions, discoveries, improvements or modifications of present technology of Immunicon;

        WHEREAS, in order to protect Immunicon against the disclosure of the proprietary information of Immunicon, particularly to competitors or potential competitors of Immunicon, the Employee is willing to comply with certain reasonable limitations on his or her professional activities after termination of employment with Immunicon;

        NOW THEREFORE, in consideration of the compensation and other benefits accruing to Employee as a result of employment with Immunicon and as a part of the terms of employment of Employee by Immunicon, the parties hereto agree as follows:

          1.    Non-Competition.    Employee agrees that during the term of employment with Immunicon and for a period of three (3) years (hereinafter "the period of non-competition"), after the termination of employment with Immunicon for any reason, Employee will not, without the prior written consent of Immunicon, directly or indirectly, establish, engage in, or render consulting services, advice or assistance to, have a legal or beneficial interest as owner, proprietor, principal, partner or stockholder in, or be connected as an officer, employee, or otherwise with, any enterprise which is or is about to be engaged within the United States, Europe, Canada or Japan in activities, business or work involving biologically active ferrofluid, related high gradient magnetic separation technologies, or in analytical platforms which use principles of the aforementioned, or in any way connected with the services performed or with any product developed by Immunicon.

          2.    Remedy for Breach.    The parties hereto agree that the remedy at law for any breach of this Agreement by Employee alia, to temporary and permanent injunctive relief in the event of a breach of this Agreement by Employee, without the necessity of Immunicon having to prove actual damages.

          3.    Severability.    In the event that any of the provisions of this Agreement are judicially determined to be unenforceable or invalid to its or their full extent under any applicable statute, law, rule, or regulation, the parties hereto agree that such provision or provisions found to be unenforceable or invalid shall be enforced to the full extent permitted by such statute, law, rule, or regulation, and in any event, all other provisions of this Agreement shall remain valid and enforceable as if the enforceable or invalid provision or provisions had never been made a part thereof.

          4.    Binding Agreement.    This Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the respective heirs, legal representatives, successors and assigns of the parties hereto and shall be interpreted in accordance with the laws of the Commonwealth of Pennsylvania.

        IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Agreement to be executed on the day and year first written above.

IMMUNICON CORPORATION
BY	/s/ PAUL A. LIBERTI Paul A. Liberti President	DATE	3/15/99
Witness: /s/ ELLEN B. TURK
	/s/ EDWARD L. ERICKSON Edward L. Erickson	DATE	3/15/99
Witness: /s/ ELLEN B. TURK

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  Exhibit 10.51
Immunicon Corporation Employee Non-Compete Agreement